Exhibit 10.6

December 16, 2004

Mr. Tom Large Torbay Holdings, Inc.
140 Old Country Rd., Suite 205
Mineola, NY 11501

Dear Tom:

This is to confirm that The Nutmeg Group/Randy Silver is entitled to the following warrants at the following strike prices and expiration dates:

3million warrants @ .03=          $   90,000
2.5million warrants @ .04=        $  100,000
2million warrants @ .05=          $  100,000
2million warrants @ .06=          $  120,000
2million warrants @ .07=          $  140,000
2million warrants @ .08=          $  160,000
2million warrants @ .09=          $  180,000
2million warrants @ .10=          $  200,000
1million warrants @ .11=          $  110,000
1million warrants @ .12=          $  120,000
1million warrants @ .13=          $  130,000
TOTAL                             $1,450,000

In addition, The Nutmeg Group/Randy Silver waives, and deems paid, any past-due interest payments, due pursuant to the Loan Agreement and thus agrees not to hold Torbay in default as a consequence of the tardy payments, non-payments or any other breach.

Additionally, with regard to the above warrants, The Nutmeg Group/Randy Silver will agree that once the shares underlying such warrants are registered, Torbay can force the exercise of such warrants, with thirty day prior notice (the "Notice" or the "Demand") with respect to any such warrants. In the event of such a Notice from Torbay, The Nutmeg Group/Randy Silver must pay Torbay, within thirty days of the expiration of the thirty-day period following such Notice, provided however, that The Nutmeg Group/Randy Silver would not be obligated to pay to Torbay more than $75,000 within any thirty-day period, in connection with such an exercise. In the event that any Demand exceeds the $75,000, then any forced exercise shall be deferred until the next thirty-day period, subject again to the limitation of $75,000 within any thirty-day period.

In addition to the foregoing, Torbay will not be eligible to demand exercise of any warrants unless, the closing bid price of Torbay Common Stock was at least 50% more than the applicable strike price, for the full thirty day period prior to such Notice, and remains at least such level during the thirty day period following the Notice and the average daily dollar trading volume for Torbay Common Stock for the thirty day period prior to the Notice is at least the amount of the demand.

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Torbay must issue the shares of any such exercise within forty-eight hours of payment by The Nutmeg Group/Randy Silver. If the shares underlying such warrants are not registered by the one-year anniversary of the above date, the warrants may be exercised on a cashless basis. Any unexercised warrants shall expire on the five-year anniversary of the above date.

                                        Very truly yours,


                                        /s/ Randall S. Goulding
                                        ----------------------------------------
                                        Randall S. Goulding

By executing below you are evidencing your acquiescence to the foregoing:


                                        /s/ Tom Large
                                        ----------------------------------------
                                        Tom Large